EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT


Strategic Communications Partners Limited, a corporation formed in the Hong Kong Special Administrative Region of the People's Republic of China. The Company holds a 100% ownership interest.

CJ Information Technology Company, a Nevada corporation. The Company holds a 60% ownership interest. This entity is dormant.

Tianjin Create IT Co. Ltd., a limited liability company formed in the People's Republic of China. The Company holds a 51% ownership interest.